Exhibit 4.1

SIXTH SUPPLEMENTAL INDENTURE

between

MAIN STREET CAPITAL CORPORATION

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

Dated as of January 12, 2024
____________________________________________________________________________________________

SIXTH SUPPLEMENTAL INDENTURE

THIS SIXTH SUPPLEMENTAL INDENTURE (this “Sixth Supplemental Indenture”), dated as of January 12, 2024, is between Main Street Capital Corporation, a Maryland corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). All capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Base Indenture (as defined below).

RECITALS OF THE COMPANY

The Company and the Trustee executed and delivered an Indenture, dated as of April 2, 2013 (the “Base Indenture” and, as amended and supplemented by this Sixth Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of, among other things, the Company’s unsecured debentures, notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series as provided in the Indenture.

The Company desires to issue and sell $350,000,000 aggregate principal amount of the Company’s 6.950% Notes due 2029 (the “Notes”).

The Company previously entered into the First Supplemental Indenture, dated as of April 2, 2013 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of November 5, 2014 (the “Second Supplemental Indenture”), the Third Supplemental Indenture, dated as of November 21, 2017 (the “Third Supplemental Indenture”), the Fourth Supplemental Indenture, dated as of April 23, 2019 (the “Fourth Supplemental Indenture”) and the Fifth Supplemental Indenture, dated as of January 14, 2021 (the “Fifth Supplemental Indenture”), each of which supplemented the Base Indenture. The First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture are not applicable to the Notes.

Sections 901(4) and 901(6) of the Base Indenture provide that without the consent of Holders of the Securities of any series issued under the Indenture, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Base Indenture to (i) change or eliminate any of the provisions of the Indenture when there is no Security Outstanding of any series created prior to the execution of the supplemental indenture that is entitled to the benefit of such provision and (ii) establish the form or terms of Securities of any series as permitted by Section 201 and Section 301 of the Base Indenture.

The Company desires to establish the form and terms of the Notes and to modify, alter, supplement and change certain provisions of the Base Indenture solely for the benefit of the Holders of the Notes (subject to amendment as may be provided in a future supplemental indenture to the Indenture (“Future Supplemental Indenture”)). The Company has duly authorized the execution and delivery of this Sixth Supplemental Indenture to provide for the issuance of the Notes and all acts and things necessary to make this Sixth Supplemental Indenture a valid, binding, and legal obligation of the Company and to constitute a valid agreement of the Company, in accordance with its terms, have been done and performed.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE ITERMS OF THE NOTES
Section 1.01.    Terms of the Notes. The following terms relating to the Notes are hereby established:
(a)The Notes shall constitute a series of Securities having the title “6.950% Notes due 2029.” The Notes shall bear a CUSIP number of 56035L AH7 and an ISIN number of US56035LAH78.
(b)The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906, 1107 or 1305 of the Base Indenture, and except for any Securities that, pursuant to Section 303 of the Base Indenture, are deemed never to have been authenticated and delivered under the Indenture) shall be $350,000,000. Under a Board Resolution, Officers’ Certificate pursuant to Board Resolutions or an indenture supplement, the Company may from time to time, without the consent of the Holders of Notes, issue additional Notes (in any such case, “Additional Notes”) having the same ranking and the same interest rate, maturity and other terms as the Notes; provided that, if such Additional Notes are not fungible with the Notes (or any other tranche of Additional Notes) for U.S. federal income tax purposes, then such Additional Notes will have different CUSIP numbers from the Notes (and any such other tranche of Additional Notes). Any Additional Notes and the existing Notes will constitute a single series under the Indenture and all references to the relevant Notes herein shall include the Additional Notes unless the context otherwise requires.
(c)The entire outstanding principal of the Notes shall be payable on March 1, 2029, unless earlier redeemed or repurchased in accordance with the provisions of this Sixth Supplemental Indenture.
(d)The rate at which the Notes shall bear interest shall be 6.950% per annum (the “Applicable Interest Rate”). The date from which interest shall accrue on the Notes shall be January 12, 2024, or the most recent Interest Payment Date to which interest has been paid or provided for; the Interest Payment Dates for the Notes shall be March 1 and September 1 of each year, commencing September 1, 2024 (if an Interest Payment Date, Redemption Date or date of Maturity falls on a day that is not a Business Day, then the applicable payment will be made on the next succeeding Business Day and no additional interest will accrue as a result of such delayed payment); the initial interest period will be the period from and including January 12, 2024, to, but excluding, the initial Interest Payment Date, and the subsequent interest periods will be the periods from and including an Interest Payment Date to, but excluding, the next Interest Payment Date or the Stated Maturity, as the case may be; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid to the Person in whose name the Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be February 15 or August 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Payment of principal of (and premium, if any, on) and any such interest on the Notes will be made at the trust office of the Trustee in New York, New York in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; provided, further, however, that so long as the Notes are registered to Cede & Co., such payment will be made by wire transfer in accordance with the procedures established by The Depository Trust Company and the Trustee. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.
(e)The Notes shall be initially issuable in global form (each such Note, a “Global Note”). The Global Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit A to this Sixth Supplemental Indenture. Each Global Note shall represent the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Security Registrar, in accordance with Sections 203 and 305 of the Base Indenture.
(f)The depositary for such Global Notes (the “Depositary”) shall be The Depository Trust Company, New York, New York. The Security Registrar with respect to the Global Notes shall be the Trustee.
(g)The Notes shall be defeasible pursuant to Section 1402 or Section 1403 of the Base Indenture. Covenant defeasance contained in Section 1403 of the Base Indenture shall apply to the covenants contained in Sections 1007 and 1008 of the Indenture.
(h)The Notes shall be redeemable pursuant to Section 1101 of the Base Indenture and as follows:

(i)Prior to the Par Call Date, the Company may redeem the Notes at the Company’s option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(a)(1) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points less (2) interest accrued to the date of redemption, and
(b)100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the Redemption Date.
(ii)On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the Redemption Date.
“Par Call Date” means February 1, 2029.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

(iii)In the event the Company redeems any Notes, the Company will deliver a notice of redemption to each Holder of the Notes to be redeemed, not less than ten (10) nor more than sixty (60) days prior to the Redemption Date, at the Holder’s address appearing in the Security Register. All notices of redemption shall contain the information set forth in Section 1104 of the Base Indenture.
(iv)Any exercise of the Company’s option to redeem the Notes will be done in compliance with the Investment Company Act, to the extent applicable.
(v)If the Company elects to redeem only a portion of the Notes, the particular Notes to be redeemed will be selected in accordance with Section 1103 of the Base Indenture and this Sixth Supplemental Indenture and, so long as the Notes are registered to the Depositary or its nominee, in accordance with the procedures of the Depositary; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $2,000.
(vi)Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption hereunder.
(i)The Notes shall not be subject to any sinking fund pursuant to Section 1201 of the Base Indenture.
(j)The Company shall not pay any Additional Amounts contemplated by Section 1004 of the Base Indenture.
(k)The Notes shall be issuable in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
(l)Holders of the Notes will not have the option to have the Notes repaid prior to the Stated Maturity other than in accordance with Article Thirteen of the Indenture.
(m)The Notes are hereby designated as “Designated Senior Securities” under the Indenture.
ARTICLE IIDEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION
Section 2.01.    Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Article One of the Base Indenture shall be amended by adding the following defined terms to Section 101 in appropriate alphabetical sequence, as follows:
    “‘Below Investment Grade Rating Event’ means the Notes are downgraded below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).”

“‘Change of Control’ means the occurrence of any of the following:

(a)the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Company and its Controlled Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than to any Permitted Holders; provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of the Company or its Controlled Subsidiaries shall not be deemed to be any such sale, lease, transfer, conveyance or disposition;
(b)the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than any Permitted Holders) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares; or
(c)the approval by the Company’s stockholders of any plan or proposal relating to the liquidation or dissolution of the Company.”
“‘Change of Control Repurchase Event’ means the occurrence of a Change of Control and a Below Investment Grade Rating Event.”

“‘Controlled Subsidiary’ means any subsidiary of the Company, 50% or more of the outstanding equity interests of which are owned by the Company and its direct or indirect subsidiaries and of which the Company possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting equity interests, by agreement or otherwise.”

“‘Exchange Act’ means the Securities Exchange Act of 1934, as amended, and any statute successor thereto.”

“‘Fitch’ means Fitch, Inc., also known as Fitch Ratings, or any successor thereto.”

    “‘GAAP’ means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect from time to time.”

“‘Investment Company Act’ means the Investment Company Act of 1940, as amended, and the rules, regulations and interpretations promulgated thereunder, to the extent applicable, and any statute successor thereto.”

“‘Investment Grade’ means a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) and BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).”
“‘Permitted Holders’ means (i) the Company and (ii) one or more of the Company’s Controlled Subsidiaries.”
“‘Rating Agency’ means:
(a)each of Fitch and S&P; and
(b)if either of Fitch or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as defined in Section (3)(a)(62) of the Exchange Act selected by the Company as a replacement agency for Fitch and/or S&P, as the case may be.”
“‘S&P’ means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., or any successor thereto.”
“‘Significant Subsidiary’ means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act, as such regulation is in effect on the date of this Indenture (but excluding any Subsidiary which is (a) a non-recourse or limited recourse Subsidiary, (b) a bankruptcy remote special purpose vehicle or (c) is not consolidated with the Company for purposes of GAAP).”

“‘Voting Stock’ as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.”
Section 2.02.    Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Article One of the Base Indenture shall be amended by amending the definition of “Subsidiary” in Section 101 to add the following sentence at the end of such definition:
“In addition, for purposes of this definition, ‘Subsidiary’ shall exclude any investments held by the Company in the ordinary course of business which are not, under GAAP, consolidated on the financial statements of the Company and its Subsidiaries.”

ARTICLE IIISECURITIES FORMS
Section 3.01.    Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Article Two of the Base Indenture shall be amended by adding the following new Section 204 thereto, as set forth below:
“SECTION 204.     Certificated Notes.
Notwithstanding anything to the contrary in the Indenture, Notes in physical, certificated form will be issued and delivered to each person that the Depositary identifies as a beneficial owner of the related Notes only if:

(a)    the Depositary notifies the Company at any time that it is unwilling or unable to continue as depositary for the Notes in global form and a successor depositary is not appointed within 90 days; or

(b)    the Depositary ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days.”

ARTICLE IVREMEDIES
Section 4.01.    Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Article Five of the Base Indenture shall be amended by replacing clause (2) of Section 501 thereof in its entirety with the following:
“(2) default in the payment of the principal of (or premium, if any, on) any Note when it becomes due and payable at its Maturity; or”
Section 4.02.    Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, clause (7) of Section 501 of the Base Indenture shall not apply to the Notes.
Section 4.03.    Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Article Five of the Base Indenture shall be amended by adding the following new clause (9) to Section 501 thereto, as set forth below:
“(9) default by the Company or any of its Significant Subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $100 million in the aggregate of the Company and/or any such Significant Subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, unless, in either case, such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then Outstanding.”
Section 4.04.    Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 502 of the Base Indenture shall be amended by replacing the first paragraph of Section 502 with the following:
“If an Event of Default with respect to the Notes occurs and is continuing, then and in every such case (other than an Event of Default specified in Section 501(5) or 501(6) hereof), the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may (and the Trustee shall at the request of such Holders) declare the principal amount of, and accrued and unpaid interest on, all the Outstanding Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon any such declaration such principal amount and accrued and unpaid interest shall become immediately due and payable; provided that 100% of the principal amount of, and accrued and unpaid interest on, the Notes will automatically become due and payable in the case of an Event of Default specified in Section 501(5) or 501(6) hereof.”
ARTICLE VREPORTS
Section 5.01.    Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 704 of the Base Indenture shall be amended by replacing the last two paragraphs of Section 704 with the following three paragraphs:
“Delivery of such reports, information, and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely exclusively on Officers’ Certificates).
The Company shall transmit to the Holders of the Notes, within 30 days after the filing thereof with the Trustee, such summaries of any information, documents and reports required to be filed by the Company pursuant to subparagraphs (1) and (2) of this Section as may be required by rules and regulations prescribed from time to time by the Commission; provided, however, that upon the request of the Company in the form of a Company Order, together with such summaries of any information, documents or reports, the Trustee shall promptly transmit such summaries of any information, documents or reports to the Holders of the Notes in the manner and to the extent provided in TIA Section 313(c). In no event shall the Trustee be obligated to determine whether or not any report, information or document shall have been filed with the Commission.
Notwithstanding anything to the contrary set forth herein, for the purposes of this Section 704, any information, documents or reports filed electronically with the Commission and made publicly available shall be deemed filed with and delivered to the Trustee, and transmitted to the Holders of the Notes, at the same time as filed with the Commission.”
ARTICLE VICOVENANTS
Section 6.01.    Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Article Ten of the Base Indenture shall be amended by adding the following new Sections 1007 and 1008 thereto, each as set forth below:
“Section 1007.    Section 18(a)(1)(A) of the Investment Company Act.
The Company hereby agrees that for the period of time during which Notes are Outstanding, the Company will not violate Section 18(a)(1)(A) as modified by Section 61(a) of the Investment Company Act or any successor provisions thereto of the Investment Company Act, whether or not the Company continues to be subject to such provisions of the Investment Company Act, but giving effect, in either case, to any exemptive relief granted to the Company by the Commission. For the avoidance of doubt, in no event shall the Trustee be charged with knowledge of or monitoring compliance with the Investment Company Act.”
“Section 1008.     Commission Reports and Reports to Holders.
If, at any time, the Company is not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the Commission, the Company agrees to furnish to the Holders of Notes and the Trustee for the period of time during which the Notes are Outstanding: (i) within 90 days after the end of the each fiscal year of the Company, audited annual consolidated financial statements of the Company and (ii) within 45 days after the end of each fiscal quarter of the Company (other than the Company’s fourth fiscal quarter), unaudited interim consolidated financial statements of the Company. All such financial statements shall be prepared, in all material respects, in accordance with GAAP.”
ARTICLE VIIREDEMPTION OF SECURITIES
Section 7.01.    Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes and all other Securities issued under any Future Supplemental Indenture (but excluding any other series of Securities under the Indenture now issued and Outstanding), Article Eleven of the Base Indenture shall be amended by adding the following new Section 1108 thereto, as set forth below:
“Section 1108.    Repurchases of Securities.

    Notwithstanding anything to the contrary contained herein, the Company may at any time purchase any of the Securities in the open market or in private transactions, at differing prices, or by tender, subject to applicable law.”
ARTICLE VIIIREPAYMENT AT THE OPTION OF HOLDERS
Section 8.01.    Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Article Thirteen of the Base Indenture shall be amended by replacing Sections 1301 to 1305 with the following:
“Section 1301.     Change of Control.

If a Change of Control Repurchase Event occurs, unless the Company shall have exercised its right to redeem the Notes in full, the Company shall make an offer to each Holder of Notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price in cash equal to 100% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but excluding, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall mail a notice to each Holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Company shall comply with the requirements of Rule 14e-1 promulgated under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 1301, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 1301 by virtue of such conflict.

On the Change of Control Repurchase Event payment date, subject to extension if necessary to comply with the provisions of the Investment Company Act, the Company will, to the extent lawful:

(a)accept for payment all Notes or portions of Notes properly tendered pursuant to its offer;

(b)deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and
(c)deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being purchased by the Company.

The Paying Agent will promptly remit to each holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

If any Repayment Date upon a Change of Control Repurchase Event falls on a day that is not a Business Day, then the required payment will be made on the next succeeding Business Day and no additional interest will accrue as a result of such delayed payment.

The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in respect of the Notes in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.”
ARTICLE IXMISCELLANEOUS
Section 9.01.    This Sixth Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. This Sixth Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision of this Sixth Supplemental Indenture limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern this Sixth Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this Sixth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to this Sixth Supplemental Indenture as so modified or only to the extent not so excluded, as the case may be.
Section 9.02.    In case any provision in this Sixth Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 9.03.    This Sixth Supplemental Indenture may be executed in any number of counterparts, each of which will be an original, but such counterparts will together constitute but one and the same Sixth Supplemental Indenture. Delivery of an executed counterpart of a signature page of this Sixth Supplemental Indenture by facsimile or by electronic (.pdf) format shall be as effective as delivery of a manually executed counterpart of this Sixth Supplemental Indenture. The original documents shall be delivered as soon as practicable, if requested. Each party agrees that words “execution,” “signed,” “signature,” and words of like import in this Sixth Supplemental Indenture, the Notes or in any other certificate, agreement or document related to this Sixth Supplemental Indenture or the offering and sale of the Notes shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign or any other electronic process or digital signature provider as specified in writing to the Trustee and agreed to by the Trustee in its sole discretion ). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act. Each party agrees that this Sixth Supplemental Indenture, the Notes and any other documents to be delivered in connection herewith may be electronically or digitally signed using DocuSign (or any other electronic process or digital signature provider as specified in writing to the Trustee and agreed to by the Trustee in its sole discretion), and that any such electronic or digital signatures appearing on this Sixth Supplemental Indenture, the Notes or such other documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

Section 9.04.    The Base Indenture, as supplemented and amended by this Sixth Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this Sixth Supplemental Indenture shall be read, taken and construed as one and the same instrument with respect to the Notes. All provisions included in this Sixth Supplemental Indenture supersede any conflicting provisions included in the Base Indenture with respect to the Notes, unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this Sixth Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this Sixth Supplemental Indenture.
Section 9.05.    The provisions of this Sixth Supplemental Indenture shall become effective as of the date hereof.
Section 9.06.    Notwithstanding anything else to the contrary herein, the terms and provisions of this Sixth Supplemental Indenture shall apply only to the Notes and shall not apply to any other series of Securities under the Indenture and this Sixth Supplemental Indenture shall not and does not otherwise affect, modify, alter, supplement or change the terms and provisions of any other series of Securities under the Indenture, whether now or hereafter issued and Outstanding.
Section 9.07.    The recitals contained herein and in the Notes shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Sixth Supplemental Indenture, the Notes or any Additional Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Sixth Supplemental Indenture, authenticate the Notes and any Additional Notes and perform its obligations hereunder. The Trustee shall not be accountable for the use or application by the Company of the Notes or any Additional Notes or the proceeds thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed as of the date first above written.

MAIN STREET CAPITAL CORPORATION

By:	/s/ Dwayne L. Hyzak
Name:	Dwayne L. Hyzak
Title:	Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ April Bradley
Name:	April Bradley
Title:	Vice President

[Signature page to Sixth Supplemental Indenture]

Exhibit A – Form of Global Note

This Security is a Global Note within the meaning of the Indenture hereinafter referred to and is registered in the name of The Depository Trust Company or a nominee thereof. This Security may not be exchanged in whole or in part for a Security registered, and no transfer of this Security in whole or in part may be registered, in the name of any Person other than The Depository Trust Company or a nominee thereof, except in the limited circumstances described in the Indenture.

Unless this certificate is presented by an authorized representative of The Depository Trust Company to the issuer or its agent for registration of transfer, exchange or payment and such certificate issued in exchange for this certificate is registered in the name of Cede & Co., or such other name as requested by an authorized representative of The Depository Trust Company, any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful, as the registered owner hereof, Cede & Co., has an interest herein.

Main Street Capital Corporation

No.	$
CUSIP No. 56035L AH7 ISIN No. US56035LAH78
6.950% Notes due 2029

Main Street Capital Corporation, a corporation duly organized and existing under the laws of Maryland (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of ________________ (U.S. $____________) on March 1, 2029 and to pay interest thereon from January 12, 2024 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on March 1 and September 1 in each year, commencing September 1, 2024, at the rate of 6.950% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such interest, which shall be February 15 and August 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. This Security may be issued as part of a series.

Payment of the principal of (and premium, if any, on) and any such interest on this Security will be made at the trust office of the Trustee in New York, New York in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; provided, further, however, that so long as this Security is registered to Cede & Co., such payment will be made by wire transfer in accordance with the procedures established by The Depository Trust Company and the Trustee.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or electronic signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Exhibit A-1

    In Witness Whereof, the Company has caused this instrument to be duly executed.

Dated:

MAIN STREET CAPITAL CORPORATION

By:
Name:
Title:

Attest

By:
Name:
Title:

Exhibit A-2

     This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

Exhibit A-3

Main Street Capital Corporation
6.950% Notes due 2029

This Security is one of a duly authorized issue of Securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of April 2, 2013 (herein called the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (herein called the “Trustee”, which term includes any successor trustee under the Base Indenture), and reference is hereby made to the Base Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered, as supplemented by the Sixth Supplemental Indenture relating to the Securities, dated January 12, 2024, by and between the Company and the Trustee (herein called the “Sixth Supplemental Indenture”; the Sixth Supplemental Indenture and the Base Indenture collectively are herein called the “Indenture”). In the event of any conflict between the Base Indenture and the Sixth Supplemental Indenture, the Sixth Supplemental Indenture shall govern and control.

This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $350,000,000. Under a Board Resolution, Officers’ Certificate pursuant to Board Resolutions or an indenture supplement, the Company may from time to time, without the consent of the Holders of Securities, issue additional Securities of this series (in any such case “Additional Securities”) having the same ranking and the same interest rate, maturity and other terms as the Securities; provided that, if such Additional Securities are not fungible with the Securities (or any other tranche of Additional Securities) for U.S. federal income tax purposes, then such Additional Securities will have different CUSIP numbers from the Securities (and any such other tranche of Additional Securities). Any Additional Securities and the existing Securities will constitute a single series under the Indenture and all references to the relevant Securities herein shall include the Additional Securities unless the context otherwise requires. The aggregate amount of outstanding Securities represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.

Prior to the Par Call Date, the Securities of this series are subject to redemption in whole or in part, at any time and from time to time, at the option of the Company, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(a)(1) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Securities matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points less (2) interest accrued to the date of redemption, and
(b)100% of the principal amount of the Securities to be redeemed, plus, in either case, accrued and unpaid interest thereon to the Redemption Date.
On or after the Par Call Date, the Company may redeem the Securities, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Securities being redeemed plus accrued and unpaid interest thereon to the Redemption Date.
“Par Call Date” means February 1, 2029.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the
Exhibit A-4

applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

    The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

In addition, the Company may at any time purchase any of the Securities in the open market or in private transactions, at differing prices, or by tender, subject to applicable law.

In the event the Company redeems any Securities, the Company will deliver a notice of redemption to each Holder of the Securities to be redeemed, not less than ten (10) nor more than sixty (60) days prior to the Redemption Date, at the Holder’s address appearing in the Security Register. All notices of redemption shall contain the information set forth in Section 1104 of the Base Indenture.

Any exercise of the Company’s option to redeem the Securities will be done in compliance with the Investment Company Act, to the extent applicable.

If the Company elects to redeem only a portion of the Securities, such Securities shall be selected in accordance with the Indenture and, so long as the Securities are registered to the Depositary or its nominee, in accordance with the procedures of the Depositary; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $2,000. In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Securities or portions thereof called for redemption. Holders will have the right to require the Company to repurchase their Securities upon the occurrence of a Change of Control Repurchase Event as set forth in the Indenture.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing (other than Events of Default related to certain events of bankruptcy, insolvency, or reorganization as set forth in the Indenture), the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture. In the case of certain events of bankruptcy, insolvency, or reorganization described in the Indenture, 100% of the principal amount of and accrued and unpaid interest on the Securities will automatically become due and payable.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture
Exhibit A-5

and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, security, or both against the costs, expenses and liabilities to be incurred in compliance with such request, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for sixty (60) days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company or Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture, unless otherwise defined herein.

To the extent any provision of this Security conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

Exhibit A-6